Exhibit 4.1.2

Bond guarantee indemnity deed

CSR Limited
ABN 90 000 001 276

Rinker Group Limited
ABN 53 003 433 118

and

Rinker Materials Corporation

This bond guarantee indemnity deed
is made on 27 March 2003 between the following parties:

1                                          CSR Limited
ABN 90 000 001 276
of Level 4, 9 Help Street, Chatswood NSW 2067
(CSR)

2                                          Rinker Group Limited
ABN 53 003 433 118
of Level 4, 9 Help Street, Chatswood NSW 2067
(RGL)

3                                          Rinker Materials Corporation
of 1501 Belvedere Road, West Palm Beach, Florida 33406, USA
(RMC)

Recitals

A.                                   At the date of this deed, RGL is a wholly owned Subsidiary of CSR.

B.                                     Subject to approval of the Scheme, CSR intends to demerge RGL as an independent publicly listed company with CSR’s shareholders as its initial shareholders (and their proportionate shareholdings).

C.                                     CSR has granted the Bond Guarantees. As part of the Demerger, RMC is willing to indemnify CSR in respect of the Bond Guarantees on the terms and conditions of this deed and RGL is willing to guarantee to CSR RMC’s obligations in relation to such indemnity.

The deed witnesses

that in consideration of, among other things, the mutual promises contained in this deed, the parties agree:

Definitions and interpretation

1.1                               Definitions

In this deed:

2004 Bond Guarantee means the guarantee granted by CSR pursuant to Article 14 of the Indenture dated 1 March 1994 between Rinker Materials Corporation, CSR and Bank One, N.A. (formerly The First National Bank of Chicago) to the holders of the 2004 Bonds in respect of, amongst other things, all payments of principal, premium (if any) and interest on such 2004 Bonds, as evidenced by CSR’s execution of its notation of guarantee on such 2004 Bonds.

2005 Bond Guarantee means the guarantee granted by CSR pursuant to Article 14 of the Indenture dated 21 July 1995 between Rinker Materials Corporation, CSR and Bank One, N.A. (formerly The First National Bank of Chicago) to the holders of the 2005 Bonds in respect of, amongst other things, all payments of principal, premium (if any) and interest on such 2005 Bonds, as evidenced by CSR’s execution of its notation of guarantee on such 2005 Bonds.

2004 Bonds means the US$200,000,000 6.875% Notes due 1 March 2004 issued by Rinker Materials Corporation pursuant to the Indenture dated 1 March 1994 between Rinker Materials Corporation, CSR and Bank One, N.A. (formerly The First National Bank of Chicago).

2004 Bonds Settlement Date is the “Settlement Date” for the tender and consent of the 2004 Bonds, as defined in the 2004 Bonds Tender and Consent Statement.

2004 Bonds Tender and Consent Statement means the Tender Offer and Consent Solicitation, dated 28 February 2003, related to the tender offer and consent solicitation in respect of the 2004 Bonds, as it may be amended or supplemented from time to time.

2004 Bonds Tender Date is the date by which note holders must tender their bonds under the tender and consent process for the 2004 Bonds, as provided for in the 2004 Bonds Tender and Consent Statement.

2005 Bonds means the US$250,000,000 6.875% Notes due 21 July 2005 issued by Rinker Materials Corporation pursuant to the Indenture dated 21 July 1995 between Rinker Materials Corporation, CSR and Bank One, N.A. (formerly The First National Bank of Chicago).

2004 Coupon Payment means the half yearly coupon interest payment to be made by RMC in respect of the 2004 Bonds being an amount equal to 6.875% of the principal outstanding under the 2004 Bonds (to be determined on the 2004 Bonds Tender Date following completion of a tender and consent of the 2004 Bonds) divided by 2.

2005 Coupon Payment means the half yearly coupon interest payment to be made by RMC in respect of the 2005 Bonds being an amount equal to 6.875% of the principal outstanding under the 2005 Bonds (i.e. US$250,000,000) divided by 2.

Authority means any public or regulatory body, governmental department (in Australia or any other jurisdiction), any Royal Commission, Board of Inquiry, Parliamentary Committee or similar body or any other body exercising statutory, regulatory or prerogative power.

Bond Guarantees means the 2004 Bond Guarantee and the 2005 Bond Guarantee.

Business Day means a day, not being a Saturday, Sunday or public holiday, on which banks are generally open for business in Sydney, Melbourne and New York City.

Claim means any legal proceeding (whether civil or criminal), claim, allegation, cause of action, suit or demand, administrative proceeding, arbitral proceeding, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any legal, administrative or arbitral proceedings) or any investigation or inquiry by any Authority, Government Agency or External Administrator relating to, involving, arising out of or in any way connected with any act or omission, or any written or oral threat, complaint, demand, negotiation, act or omission that might reasonably result in a party apprehending that any such proceeding, cause of action, suit or demand, investigation, inquiry or matter might be initiated.

Corporations Act means the Corporations Act 2001 (Cth).

Demerger has the same meaning as in the Scheme.

Effective Date has the same meaning as in the Scheme.

Excluded Tax means a Tax imposed by any jurisdiction on the net income of CSR but not a Tax:

(a)                                  calculated on or by reference to the gross amount of any payment (without allowance for any deduction) derived by CSR under this deed; or

(b)                                 imposed as a result of CSR being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to this deed.

Exposure Amount means the aggregate maximum principal and one half year’s interest exposure of CSR under the Bond Guarantees in respect of the 2004 Bonds and 2005 Bonds, as reduced from time to time whether because RMC repays or repurchases the principal amount of any 2004 Bonds or 2005 Bonds prior to or at the stated maturity of the 2004 Bonds or 2005 Bonds, or for any other reason.

External Administrator means a liquidator, provisional liquidator, bankruptcy trustee, receiver, receiver or manager or an administrator.;

Financial Assistance Resolution means the resolution to be passed under section 260B of the Corporations Act approving the giving of any financial assistance by RGL in the execution or performance of this deed.

Financial Indebtedness means any indebtedness (other than trade credit in the ordinary course of business or indebtedness arising out of an acquisition on deferred purchase terms for no more than 180 days) in respect of moneys borrowed or raised or any financial accommodation whatsoever including (without limiting the generality of the foregoing) under or in respect of any bill, acceptance, endorsement (excluding “deposit only” endorsements on cheques), bond, note, debenture or other similar debt security, guarantee, redeemable share (where such share is redeemable prior to the latest date of maturity of the 2004 Bonds and the 2005 Bonds), discounting arrangement, finance or capital lease, hire purchase of any asset or service, any obligation to deliver goods or provide services paid for in advance by any financier or in relation to any other financing transaction.

Government Agency means any government or any governmental, semi-governmental, administrative, regulatory, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Indemnified Moneys has the meaning set out in clause 3.1(a).

Liabilities means all liabilities, costs, losses and damage, however caused and includes:

(a)                                  a liability due to negligence or any other tort;

(b)                                 a liability to an employee or a trade creditor;

(c)                                  a liability in relation to a loan, bank overdraft, trade bill facility, or other Financial Indebtedness, including any guarantee or indemnity thereof,

(d)                                 a judgment debt, fine, criminal or civil penalty, liability for damages or compensation or to account for profits or to make restitution;

(e)                                  any tax or duty,

(f)                                    a fee, charge or expense for legal (on a solicitor and own client basis), accounting or other professional services,

irrespective of whether the liability:

(g)                                 is actual, prospective, contingent or otherwise;

(h)                                 is at any time ascertained or unascertained;

(i)                                     is owing or incurred by or on account of one person alone or severally or jointly with any other person; or

(j)                                     comprises any combination of (g) to (i) above.

Related Party Transaction Resolution means the resolution to be passed under part 2E.1 of the Corporations Act approving the giving of any financial benefit to a related party by RGL in the execution or performance of this deed.

Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between CSR and the holders of its ordinary shares as described in the Scheme Booklet.

Scheme Booklet means the booklet as approved by the Court pursuant to section 411(1) of the Corporations Act and sent to the holders of CSR’s ordinary shares pursuant to section 412(l)(a) of the Corporations Act explaining the Demerger and containing the explanatory statement in relation to the Scheme.

Subsidiary has the same meaning as in the Corporations Act.

Tax means:

(a)                                  any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or

(b)                                 any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed on, or in respect of, any of the above.

1.2                               Interpretation

(a)                                  In this deed headings and bold type are for convenience only and do not affect the interpretation of this deed and unless the context otherwise requires:

(1)                                  words importing the singular include the plural and vice versa;

(2)                                  a reference to one gender includes all genders;

(3)                                  a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this deed and a reference to this deed includes any annexure, exhibit and schedule;

(4)                                  a reference to legislation includes any change to, consolidation or replacement of it, whether passed by the same or another Government Agency with legal power to do so, and any delegated legislation or proclamation issued under it;

(5)                                  a reference to a document includes all amendments or supplements to or replacements or novations of that document;

(6)                                  a reference to a party to a document includes that party’s executors, administrators, successors and permitted assigns including any person taking by novation;

(7)                                  no provision of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision;

(8)                                  a reference to a deed other than this deed or to an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing;

(9)                                  a reference to “$” or “dollar” is to Australian currency;

(10)                            a reference to “US$” or US dollar” is to the currency of the United States of America;

(11)                            a reference to a “claim” includes any claim or cause of action and whether made in law, in equity or under statute;

(12)                            a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(b)                                 Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2                                         Condition precedent

This deed is conditional upon the passing of the Financial Assistance Resolution and the Related Party Transaction Resolution, and shall be of no force or effect until the date that is the later of:

(a)                                  15 days after notice of the passing of the Financial Assistance Resolution has been lodged with the Australian Securities and Investments Commission under section 260B(6) of the Corporations Act; and

(b)                                 the date on which the Related Party Transaction Resolution has been passed.

3                                         Indemnity and Guarantee

3.1                               Indemnity and Letters of Credit

(a)                                  RMC unconditionally and irrevocably indemnifies CSR against any and all Claims and Liabilities which CSR reasonably suffers, pays, incurs or is liable for in relation to the Bond Guarantees or this deed (the Indemnified Moneys).

(b)                                 To secure its obligations under clause 3.1(a) up to an amount not less than the Exposure Amount, RMC must deliver to CSR letters of credit, substantially in the form of schedule 1:

(1)                                  in respect of the 2005 Bond Guarantee, as soon as reasonably practicable following the Effective Date and in any event within 3 Business Days following the Effective Date;

(2)                                  in respect of the 2004 Bond Guarantee, as soon as reasonably practicable following the Effective Date and in any event on or prior to the 2004 Bonds Settlement Date; and

(3)                                  in respect of the Bond Guarantees, a total of at least 13 letters of credit issued in the following amounts:

(A)                              3 letters of credit each in an increment of US$50 million;

(B)                                3 letters of credit each in an increment of US$20 million;

(C)                                3 letters of credit each in an increment of US$10 million;

(D)                               4 letters of credit each in an increment of US$5 million,

and such other total of letters of credit necessary to ensure that the total value of such letters of credit is not less than the maximum aggregate liability referred to in clause 3.1(c).

(c)                                  The maximum aggregate liability of the issuers of the letters of credit provided to CSR under clause 3.1(b) must not be less than the aggregate of the following:

(1)                                  US$258,593,750, being the maximum principal exposure of CSR under the 2005 Bond Guarantee plus interest equal to one 2005 Coupon Payment; and

(2)                                  an amount equal to 1.034375 times the maximum remaining principal exposure of CSR under the 2004 Bond Guarantee as of the 2004 Bonds Tender Date following completion of the tender and consent under the 2004 Bonds Tender and Consent Statement (as advised by the depository agent named in the 2004 Bonds Tender and Consent Statement and expressed in US dollars), such amount:

(A)                              includes interest equal to one 2004 Coupon Payment;

(B)                                is to be calculated by CSR acting in good faith as of the 2004 Bonds Tender Date following completion of the tender and consent under the 2004 Tender and Consent Statement and is to be advised to RMC and RGL as soon as reasonably possible thereafter.

(d)                                 Each letter of credit provided under this deed must satisfy the following terms:

(1)                                  each issuer of a letter of credit must:

(A)                              be one of RMC’s current letter of credit facility providers as listed in Schedule 3; or

(B)                                be a bank of international standing (in the opinion of CSR acting reasonably) which is able to have its letters of credit called upon for payment in US dollars to a US$ account upon presentation of the requisite documents to an office of the bank in Sydney or Melbourne, Australia and which has a minimum issuer rating or credit rating of its long-term debt of at least A+ from Standard & Poor’s Corporation (or its  equivalent of another international  credit rating agency acceptable to CSR, acting reasonably) or such other rating acceptable to CSR (acting reasonably) and where the issuer has two or more minimum credit ratings of its long-term debt, the lower or lowest (as the case may be) of those ratings shall be used for the purposes of this clause,

provided that:

(C)                                such issuer must, at all times from the date of issue of the relevant letter of credit until the expiry date of the relevant letter of credit or the date upon which the issuer is released from the relevant letter of credit (whichever is the earlier), have a minimum issuer rating or credit rating of its long-term debt of at least A from Standard & Poor’s Corporation (or its equivalent of another international credit rating agency acceptable to CSR, acting reasonably) or such other rating acceptable to CSR (acting reasonably) and where the issuer has two or more minimum credit ratings of its long-term debt from such agencies, the lower or lowest (as the case may be) of those ratings shall be used for the purposes of this clause; and

(D)                               where the issuer rating or credit rating of such issuer’s long-term debt falls below the minimum rating required in accordance with clause 3.1(d)(l)(C) (Rating Downgrade), RMC must notify CSR of such Rating Downgrade as soon as reasonably practicable after becoming aware of such Rating Downgrade and must use its best endeavours to replace any outstanding letter of credit issued by such issuer in accordance with clause 3.1(e)(2);

(2)                                  the maximum aggregate liability of each issuer under the letters of credit must not exceed US$70,000,000 (unless CSR otherwise approves in writing); and

(3)                                  the letter of credit must be available:

(a)                                  to be called upon by presentation of the requisite documents to an office of that letter of credit provider in Sydney or Melbourne specified in the letter of credit; and

(b)                                 for payment to the relevant US dollar account specified in the demand made under the letter of credit.

(e)

(1)                                  Subject to clause 3.1(e)(2), a letter of credit may be replaced by another letter of credit which meets the requirements of clauses 3.1(b), and 3.1(d), provided that:

(A)                              at least 10 Business Days written advance notice is given to CSR of the issue of such replacement letter of credit by RMC (Replacement Notice); and

(B)                                CSR shall be obligated to accept the replacement of any such letter of credit only if CSR, acting reasonably, is satisfied that RGL and RMC were each solvent as at the time the Replacement Notice was given by RMC and at the proposed replacement date of the letter of credit and that neither RGL nor RMC will become insolvent as a result of such replacement of the letter of credit; and

(C)                                the face value amount of the replacement of any such letter of credit must be equal to the face value amount of the letter of credit to be replaced.

(2)                                  Where there has been a Rating Downgrade as set out in 3.1(d)(l)(D), RMC must, within 30 days (or such longer period as CSR may acting reasonably agree) of giving notice of such Rating Downgrade to CSR or receiving notice of such Rating Downgrade from CSR (whichever is the earlier):

(A)                              use its best endeavours to replace any letter of credit outstanding from the issuer who has suffered the Rating Downgrade with letters of credit which:

(i)                                     subject to clause 3.1(d)(2), are issued by any or all of the other issuers who, at the time of the Rating Downgrade, are current issuers of letters of credit under this deed (Current Issuers); and

(ii)                                  in aggregate, have a face value amount not less than the aggregate face value amount of any letter of credit outstanding from the issuer who has suffered the Rating Downgrade, provided that:

(iii)                               RMC is not required to comply with clause 3.1(e)(2)(A)(i) to the extent it would require RMC to procure replacement letters of credit in increments of less than $10,000,000; or

(B)                                where replacement letters of credit can not be provided in accordance with clause 3.1(e)(2), use its best endeavours to replace any letter of credit outstanding from the issuer who has suffered the Rating Downgrade with letters of credit which:

(i)                                     are issued by any or all of the Current Issuers;

(ii)                                  in aggregate, have a face value amount not less than the aggregate face value amount of all letters of credit outstanding from the issuer who has suffered the Rating Downgrade; and

(iii)                               will effectively allocate the aggregate face value amount of all letters of credit outstanding from the issuer who has suffered the Rating Downgrade on a reasonably even basis to the extent reasonably practicable amongst the Current Issuers, provided that:

(iv)                              the maximum aggregate liability of any Current Issuer under its letters of credit must not exceed US$150,000,000; and

(v)                                 RMC is not required to comply with clause 3.1(e)(2)(B)(iii) to the extent it would require RMC to procure replacement letters of credit in increments of less than $10,000,000; or

(C)                                where replacement letters of credit can not be provided in accordance with clause 3.1(e)(2)(A) or clause 3.1(e)(2)(B), consult in good faith with CSR to determine an appropriate method of dealing with the

Rating Downgrade and, if requested by CSR, must use its best endeavours to replace any letter of credit outstanding from the issuer who has suffered the Rating Downgrade with letters of credit which:

(i)                                     must be substantially in the form of Schedule 1 and meet the requirements of clause 3.1(d); and

(ii)                                  in aggregate, have a face value amount not less than the aggregate face value amount of any letter of credit outstanding from the issuer who has suffered the Rating Downgrade.

(f)                                    Subject to clause 3.1(g), if at any time the maximum aggregate liability of the issuers of the letters of credit which CSR holds (the “LC Coverage Amount”) exceeds the Exposure Amount (whether because RMC repays or repurchases the principal amount of any 2004 Bonds or 2005 Bonds prior to or at the stated maturity of the 2004 Bonds or 2005 Bonds, or for any other reason) by more than US$5 million, then as soon as practicable following 120 days of such repayment or repurchase of the principal amount of any 2004 Bonds or 2005 Bonds by RMC, such repayment or repurchase to be confirmed in writing by RMC and supported by a certificate of repayment or reduction by the relevant indenture trustee, CSR must, upon request by RMC or RGL, procure the return to the relevant issuer or issuers (as the case may be), for cancellation and, if needed, must accept the replacement by the same issuer of one or more letters of credit to the extent required to ensure that the LC Coverage Amount is reduced to the then Exposure Amount or an amount not greater than US$5,000,000 in excess of the Exposure Amount.

(g)                                 Where clause 3.1(f) would apply because RMC repays or repurchases the principal amount of any 2004 Bonds or 2005 Bonds prior to or at the stated maturity of the 2004 Bonds or 2005 Bonds, CSR must procure (if required by RMC or RGL) the return and, if needed, must accept the replacement of any letter of credit under clause 3.1(f) as soon as practicable following 120 days of such repayment or repurchase of the principal amount of any 2004 Bonds or 2005 Bonds by RMC, as confirmed in writing by RMC and supported by a certificate of repayment or reduction by the relevant indenture trustee; provided that CSR shall be obligated to procure such return of any such letter of credit under clause 3.1(f) only if CSR, acting reasonably, is satisfied that:

(1)                                  RGL and RMC were each solvent at the time such repayment or repurchase was made by RMC; and

(2)                                  neither RGL nor RMC will become insolvent as a result of such repayment or repurchase having been made.

(h)                                 Where a letter of credit is to be replaced in accordance with clause 3.1(e) or clause 3.1(f) or cancelled in accordance with clauses 3.1(f) and 3.1(g), CSR must procure the return of the relevant letter of credit to the relevant issuer and if required by RGL or RMC provide that issuer with a completed confirmation of release in respect of that letter of credit substantially in the form of schedule 2 or such other form of release as may be agreed between RMC, RGL, CSR and the issuer, providing that, where a replacement letter of credit is required to be issued under clause 3.1(e), 3.1(f) or 3.1(g), CSR receives such replacement prior to or simultaneously upon the return of the relevant letter of credit and the issue by CSR of the confirmation of release (where required).

(i)                                     RMC must reimburse CSR for any costs or expenses reasonably incurred in connection with the cancellation or replacement of a letter of credit under either clause 3.l(e), 3.1(f) or 3.1(g).

(j)                                     Receipt of payment by CSR in relation to a Claim or Liability under a letter of credit satisfies or reduces (as the case may be) the obligations of RMC and RGL to CSR in relation to the Claim or Liability under this deed but only to the extent of the amount of such payment under such letter of credit.

(k)                                  CSR must take reasonable steps to minimise any Liability or Claim for which it is to be indemnified or reimbursed by RMC or RGL under this deed provided that CSR will not be obliged by this clause to take any steps which in CSR’s opinion (acting reasonably):

(1)                                  may materially and adversely affect its business or financial position; or,

(2)                                  expose CSR to any Claims or Liabilities for which it would not be indemnified by RMC, provided that CSR must provide RMC with a reasonable opportunity to agree to indemnify CSR for such Claims and Liabilities.

3.2                               Demands

(a)                                  If CSR pays, suffers, incurs or is liable for any Indemnified Moneys, RMC must within 3 Business Days of receiving a demand from CSR, pay to CSR those Indemnified Moneys in the same manner as those Indemnified Moneys are or were required to be paid by CSR and, at CSR’s election:

(1)                                  in the same currency as those Indemnified Moneys are or were required to be paid by CSR; or

(2)                                  where the Indemnified Moneys are or were required to be paid by CSR in a currency other than Australian dollars, in the amount of Australian dollars that is equal to:

(A)                              where the Indemnified Moneys have already been paid by CSR, the amount paid in Australian dollars by CSR to purchase the relevant currency to pay the Indemnified Moneys; or

(B)                                where the Indemnified Moneys have not yet been paid by CSR, the amount that is required to be paid in Australian dollars by CSR to purchase the relevant currency to pay the Indemnified Moneys on the date that the Indemnified Moneys are required to be paid by CSR (Due Date), based on the spot rate of exchange for the relevant currency for value on the Due Date as determined by CSR in accordance with its normal practice.

(b)                                 A demand made by CSR under clause 3.2(a) in relation to any Indemnified Moneys may be made at any time and from time to time after CSR pays, suffers, incurs or becomes liable for those Indemnified Moneys. For the avoidance of doubt, RGL and RMC acknowledge and agree that it is not necessary for CSR to actually pay any amount or incur any cost or expense in relation to any Indemnified Moneys in order for CSR to make a demand under this clause 3.2(b) for the amount of the relevant Indemnified Moneys provided that CSR reasonably believes that a claim for such amount has been or will be made on it under a Bond Guarantee or that such cost or expense has been or will be incurred by it.

(c)                                  It is not necessary for CSR to make a demand under this clause 3.2 before making a demand under a letter of credit issued in accordance with clause 3.1:

(i)                                     provided that CSR has received a written claim for payment or incurred an actual liability (provided such liability need not have been paid by CSR) in relation to the Bond Guarantees; or

(ii)                                  in the event of any bankruptcy, insolvency or liquidation of RMC or RGL and notwithstanding that no such claims may have been made or liability actually incurred at the time of such demand or demands by CSR, provided that CSR reasonably believes that a claim for such amount has been or will be made on it under a Bond Guarantee or that such liability will be actually incurred.

Where paragraph (ii) above applies, CSR may make a demand under any or all of the letters of credit and, acting reasonably, apply any or all of such amounts in satisfaction of any Claims made or to be made under the Bond Guarantees.

(d)                                 If:

(i)                                     CSR does not in fact suffer, pay, incur or become liable for the Indemnified Moneys referred to in clauses 3.2(b) or 3.2(c)(ii); or

(ii)                                  a demand is made by CSR under a letter of credit in relation to the Indemnified Moneys which has been satisfied by RMC or RGL,

CSR must as soon as reasonably practicable refund the relevant payment made to it by RMC or RGL or the issuer of the letter of credit (as the case may be) on account of such Indemnified Moneys to such account as RMC or RGL may reasonably specify less any amount actually incurred by CSR for which it has not been reimbursed.

3.3                               Continuing indemnity

This clause 3 is a continuing obligation of RMC, despite:

(a)                                  any settlement of account; or

(b)                                 the occurrence of any other thing,

and remains in full force and effect until all the Indemnified Moneys have been finally paid in full.

4.                                      Guarantee

4.1                               Guarantee

RGL hereby unconditionally and irrevocably guarantees to CSR the due and punctual payment by RMC of the Indemnified Moneys when and as the same shall become due and payable, in accordance with the terms of this deed.

4.2                               Payment and Obligation

(a)                                  If the Indemnified Moneys are not paid when due, RGL must immediately pay the Indemnified Moneys in the same manner and currency as the Indemnified Moneys are required to be paid.

(b)                                 RGL agrees that its obligations under clause 4.1 and clause 4.2(a) shall be as if it were a principal debtor and not merely a surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this deed, any failure to enforce the provisions of any waiver, modification or indulgence granted to RMC with respect thereto, by CSR or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor.

(c)                                  RGL waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of RMC, any right to require a proceeding first against RMC or any other conditions and covenants that its guarantee under this deed will not be discharged with respect to RMC’s obligations under this deed until RMC has discharged all of its obligations under this deed.

4.3                               Amount of Secured Moneys

(a)                                  This clause 4 applies to any amount which forms part of the Indemnified Moneys from time to time.

(b)                                 The obligations of RGL under this clause 4 extend to any increase in the Indemnified Moneys as a result of the occurrence of anything.

4.4                               Proof

In the event of the liquidation of RMC, RGL authorises CSR to prove for all money which CSR has paid or is or is actually or contingently liable to pay under the Bond Guarantees or otherwise in respect of the Indemnified Moneys for which it has not otherwise been reimbursed.

4.5                               Avoidance of payments

(a)                                  If any payment or other transaction relating to or affecting the payment of the Indemnified Moneys is:

(1)                                  void, voidable or unenforceable in whole or in part because of illegality or legal disability on the part of RMC or RGL; or

(2)                                  claimed to be void, voidable or unenforceable on account of illegality or legal disability on the part of RMC or RGL and that claim is upheld, conceded or compromised in whole or in part, the liability of RGL under this clause 4 is the same as if:

(3)                                  that payment or transaction (or the void, voidable or unenforceable part of it); and

(4)                                  any release, settlement or discharge made in reliance on any thing referred to in clause 4.5(3),

had not been made.

(b)                                 Clause 4.5(a) applies whether or not RGL knew, or ought to have known, of anything referred to in clause 4.5(a).

4.6                               Non-exercise of Guarantors’ rights

RGL Guarantor must not exercise any rights it may have inconsistent with this clause 4.

4.7                               Unconditional nature of obligations

(a)                                  The obligations of RGL under clause 4.1 are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including without limiting the generality of the foregoing:

(1)                                  the grant to RMC or RGL of any time, waiver, covenant not to sue or other indulgence;

(2)                                  the release (including a release as part of any novation) or discharge of RMC or RGL;

(3)                                  the cessation of the obligations, in whole or in part, of RMC under this deed or any other document or agreement;

(4)                                  the liquidation of RMC or RGL;

(5)                                  any arrangement, composition or compromise entered into by RMC or RGL, CSR or any other person;

(6)                                  this deed or any other document or agreement being in whole or in part illegal, void, voidable, avoided, unenforceable or otherwise of limited force or effect;

(7)                                  any extinguishment, failure, loss, release, discharge, abandonment, impairment, compounding, composition or compromise, in whole or in part of this deed or any other document or agreement;

(8)                                  any collateral security being given to CSR by any other person;

(9)                                  any moratorium;

(10)                            CSR exercising or enforcing, delaying or refraining from exercising or enforcing, or being not entitled or unable to exercise or enforce any right under this deed;

(11)                            CSR obtaining a judgment against RMC for the payment of any of the Indemnified Moneys;

(12)                            any payment to CSR including any payment which at the payment date or at any time after the payment date is in whole or in part illegal, void, voidable, avoided or unenforceable;

(13)                            any failure to give effective notice to RMC or RGL or any other person of any default under this deed or any other document or agreement;

(14)                            any legal limitation, disability or incapacity of RMC;

(15)                            any Indemnified Moneys being irrecoverable for any reason;

(16)                            any disclaimer by RMC of this deed or any other document or agreement;

(17)                            any assignment or other dealing by CSR with any rights under this deed or any other document or agreement;

(18)                            the receipt by CSR of any dividend, distribution or other payment in respect of any liquidation.

(b)                                 Clause 4.7(a) applies irrespective of:

(1)                                  the consent or knowledge or lack of consent or knowledge, of RMC or RGL or any other person of any event described in clause 4.7(a); or

(2)                                  any rule of law or equity to the contrary.

4.8                               No competition

RGL shall be subrogated to all rights of CSR against RMC in respect of any amounts paid to CSR pursuant to the provisions of its guarantee under this deed; provided, however, that RGL shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until all obligations of RMC under this deed have been fully and finally discharged in accordance with the terms of this deed.

4.9                               Continuing guarantee

This clause 4 is a continuing obligation of RGL, despite:

(a)                                  any settlement of account; or

(b)                                 the occurrence of any other thing,

and remains in full force and effect until all the Indemnified Moneys have been paid in full.

5                                         Information

5.1                               RGL and RMC information

RGL and RMC must:

(a)                                  within one Business Day after committing any default in payment of principal, premium (if any) or any other amount other than interest under or in respect of the 2004 Bonds or the 2005 Bonds;

(b)                                 within five Business Day after committing any default in payment of interest under or in respect of the 2004 Bonds or the 2005 Bonds; or

(c)                                  upon becoming aware of circumstances which do or might reasonably give rise to an event of default under the 2004 Bonds or the 2005 Bonds (without regard to any period of grace or requirement of notice provided for in the relevant Indenture for the 2004 Bonds or the 2005 Bonds), give CSR notice in writing of such continuing default, and must promptly provide CSR with such other information concerning the default that CSR reasonably requests provided that where RGL or RMC (as the case may be) notifies CSR that the provision of such information will, in the reasonable opinion of RGL or RMC (as the case may be), result in the breach of a confidentiality obligation or a legal obligation, then RGL or RMC (as the case may be) will not be obliged to provide such information unless the parties can come to an arrangement pursuant to which the information can be provided without resulting in a breach, including but not limited to:

(a)                                  CSR providing an undertaking as to confidentiality; or

(b)                                 CSR providing an undertaking as to the permitted use of such information

5.2                               CSR information

CSR must, within one Business Day of receiving or suffering any demand or other Liability under or in respect of the 2004 Bond Guarantee or 2005 Bond Guarantee (other than a demand brought or made by RGL or RMC), give each of RGL and RMC notice in writing of such demand, and must promptly provide RGL and RMC with such other information concerning the demand that RGL or RMC reasonably requests provided that where CSR notifies RGL and RMC that the provision of such information will, in the reasonable opinion of CSR, result in the breach of a confidentiality obligation or a legal obligation, then CSR will not be obliged to provide such information unless the parties can come to an arrangement pursuant to which the information can be provided without resulting in a breach, including but not limited to:

(a)                                  RGL and RMC providing an undertaking as to confidentiality; or

(b)                                 RGL and RMC providing an undertaking as to the permitted use of such information.

6                                         Payments

6.1                               Manner of payment

All payments to CSR under this deed must be made:

(a)                                  in same day funds;

(b)                                 in the relevant currency;

(c)                                  not later than 11.00 am (New York City time (in the case of US dollars)) or, where payment is to be made in dollars on account of costs or expenses comprised in the Indemnified Moneys and incurred in dollars, no later 11.00 am (Sydney time) on the due date for payment under this deed; and

(d)                                 to such account in New York City or Sydney (as the case may be) specified by CSR from time to time,

or in such other manner as the parties agree from time to time.

6.2                               No withholding or deduction

(a)                                  All payments which RGL or RMC are required to make under this deed must be made without any deduction or withholding for any Tax or any other amount, unless, and without limiting the operation of clause 6.2(b), RGL or RMC is required to make a deduction or withholding by applicable law.

(b)                                 If:

(1)                                  RGL or RMC is required to make a deduction or withholding in respect of any Tax (other than an Excluded Tax) from any payment it is required to make under this deed; or

(2)                                  CSR acting reasonably is required to pay any Tax (other than an Excluded Tax) in respect of any payment made by RGL or RMC under this deed, then RGL or RMC (as the case may be) must:

(3)                                  indemnify CSR against that Tax (unless it has already been indemnified for that amount by a payment under another provision of this deed); and

(4)                                  must pay to CSR an additional amount which CSR reasonably determines to be necessary to ensure that CSR receives when due a net amount (after payment of any Tax (other than an Excluded Tax) in respect of each additional amount) that is equal to the full amount it would have received had a deduction or withholding or payment of that Tax not been made.

(c)                                  If RGL or RMC is required to make a deduction or withholding in respect of Tax (other than an Excluded Tax) from any payment to be made by it under this deed, then:

(1)                                  RGL or RMC (as the case may be) must pay the amount deducted or withheld to the appropriate Government Agency as required by applicable law; and

(2)                                  RGL or RMC (as the case may be) must use its best endeavours to obtain official receipts or other documentation from that Government Agency and, within 10 Business Days after receipt, RGL must deliver them to CSR.

6.3                               Avoidance of payments

If any payment by RGL or RMC to CSR under this deed is at any time avoided for any reason including, but not limited to, any legal limitation, disability, incapacity, insolvency or bankruptcy of or affecting RGL or RMC or any other thing, and whether or not:

(a)                                  any transaction relating to the amount owing by RGL or RMC was illegal, void or substantially avoided; or

(b)                                 any thing was or ought to have been within the knowledge of CSR,

RGL and RMC each :

(c)                                  acknowledge for itself that any liability of RGL or RMC and any right or remedy of CSR under this deed, is not discharged or satisfied and is the same as if that payment had not been made; and

(d)                                 as an additional, separate and independent obligation, severally indemnify CSR against loss suffered resulting from that avoided payment.

7                                         General

7.1                               Notices

(a)                                  Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this deed:

(1)                                  must be in legible writing and in English addressed as shown below:

(A)                              if to CSR:

Address:                                               Level 1

9 Help Street Chatswood NSW 2067

Attention:                                         The Company Secretary

Facsimile:                                            +61 2 9235 8055; and

(B)                                if to RGL (on or before 30 April 2003):

Address:                                               Level 6

9 Help Street Chatswood NSW 2067

Attention:                                         The Company Secretary

Facsimile:                                            +612 9235 8055,

(C)                                if to RGL (after 30 April 2003):

Address:                                               Level 8 Tower B

799 Pacific Highway Chatswood NSW 2067

Attention:                                         The Company Secretary

Facsimile:                                            +61 2 9412 6666,

(D)                               if to RMC:

Address:                                               1501 Belvedere Road West Palm Beach Florida
33406, USA

Attention:                                         Chief Financial Officer

Facsimile:                                            +1 (561) 820 8330,

or as specified to the sender by any party by notice;

(2)                                  must be signed by the sender (if a natural person) or an officer or under the common seal of the sender (if a corporation);

(3)                                  is regarded as being given by the sender and received by the addressee:

(A)                              if by delivery in person, when delivered to the addressee at such address;

(B)                                if by facsimile transmission, on receipt by the sender of a transmission report confirming the correct number of pages as having been transmitted,

but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 p.m. (addressee’s time) it is regarded as received at 9.00 am on the following Business Day: and

(4)                                  can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)                                 In this clause 6.1, a reference to an addressee includes a reference to an addressee’s officers, agents or employees or any person reasonably believed by the sender to be an officer, agent or employee of the addressee.

7.2                               Governing law and jurisdiction

(a)                                  This deed is governed by the laws of New South Wales, Australia.

(b)                                 Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

(c)                                  RMC irrevocably authorises and appoints RGL at its address for notices under this deed or such other person resident in New South Wales as RMC may by notice to CSR substitute, as its agent for service of process in relation to proceedings in the courts of New South Wales in connection with this deed.

7.3                               Prohibition and enforceability

(a)                                  Any provision of, or the application of any provision of, this deed or any right, power, authority, discretion or remedy which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)                                 Any provision of, or the application of any provision of, this deed which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)                                  Where any clause of this deed is void, illegal or unenforceable, it may be severed without affecting the legality, validity and enforceability of the other provisions in this deed.

7.4                               Waivers

(a)                                  Waiver of any right arising from a breach of this deed or of any right, power, authority, discretion or remedy arising upon default under this deed must be in writing and signed by the party granting the waiver.

(b)                                 A failure or delay in exercise, or partial exercise, of:

(1)                                  a right arising from a breach of this deed; or

(2)                                  a right, power, authority, discretion or remedy created or arising upon default under this deed,

does not result in a waiver of that right, power, authority, discretion or remedy.

(c)                                  A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this deed or on a default under this deed as constituting a waiver of that right, power, authority, discretion or remedy.

(d)                                 A party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party.

(e)                                  This clause may not itself be waived except by writing.

7.5                               Variation

A variation of any term of this deed must be in writing and signed by the parties.

7.6                               Costs and expenses

Each party must pay its own legal costs and expenses in relation to the negotiation, preparation, completion and stamping of this deed.

7.7                               Cumulative rights

The rights, powers, authorities, discretions and remedies arising out of or under this deed are cumulative and do not exclude any other right, power, authority, discretion or remedy of a party to it.

7.8                               Assignment

Rights arising out of or under this deed cannot be assigned, novated or otherwise transferred by a party without the prior written consent of each other party.

7.9                               Further assurances

Notwithstanding any other clause of this deed, each party must promptly do all things and execute and deliver all further documents necessary to give full effect to this deed, including, negotiating in good faith with respect to any matters requested by any of the parties to this deed.

7.10                        Entire agreement

This deed supersedes all previous agreements in relation to its subject matter and embodies the entire agreement between the parties.

7.11                        Counterparts

(a)                                  This deed may be executed in any number of counterparts.

(b)                                 All counterparts, taken together, constitute one instrument.

(c)                                  A party may execute this deed by signing any counterpart.

7.12                        To the extent not excluded by law

The rights, duties and remedies granted or imposed under the provisions of this deed operate to the extent not excluded by law.

7.13                        Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

7.14                        Expiration of obligations

The obligations of each of the parties under this deed shall expire and cease to be of any further effect, and no party shall have any liability to any other party under this deed, upon the later to occur of:

(a)                                  the date falling 120 days after the date that the indenture pursuant to which the 2004 Bonds were issued has been satisfied and discharged in accordance with the terms of that Indenture;

(b)                                 the date falling 120 days after the indenture pursuant to which the 2005 Bonds were issued has been satisfied and discharged in accordance with the terms of that Indenture; and

(c)                                  the date that any and all amounts due and owing to CSR in respect of any Indemnified Moneys (including, for the avoidance of doubt, any amounts due and owing to CSR under clause 6.2 of this deed) for which a claim has been made prior to the later of the dates in paragraphs (a) and (b) above, have been paid in full to CSR by or on behalf of RMC or RGL pursuant to and in accordance with the terms of this deed.

Schedule 1 - Form of letter of credit

[Date]

To:	CSR Limited
Level 2, 9 Help Street

Chatswood NSW 2067 AUSTRALIA

We [name] (“Lender”) issue an irrevocable Letter of Credit as follows:

Rinker Materials Corporation Irrevocable

Standby Letter of Credit No. [         ] Dated [          ]

(Letter of Credit)

Account Party:	Rinker Materials Corporation

Beneficiary:	CSR Limited (ABN 90 000 001 276)

Maximum Liability:	US$[ ] (as may be reduced from time to time by payment(s) made by the Lender under this Letter of Credit)

Expiry Date:	[insert expiry date] [i.e. 29 June 2004 in respect of the 2004 Bonds and 12 November 2005 in respect of the 2005 Bonds.]

Available at:	[insert Letter of Credit Address] (the Letter of Credit Address)

Payable at:	Sight

Enfaced:	Drawn under Irrevocable Standby Letter of Credit No. [ ] dated

Issued in connection with:	Bond guarantee indemnity deed dated [ ] March 2003 between the Beneficiary, the Account Party and Rinker Group Limited (“Indemnity Deed”)

To claim under this Letter of Credit, the following items must be delivered to the Lender at the Letter of Credit Address stated above on a day when banks are open for banking business in the place of the Letter of Credit Address) on or before the Expiry Date:

(a)                                  a demand for payment by the Lender under this Letter of Credit; and

(b)                                 a certificate signed by any two of a director, attorney, secretary or other authorised officer of the Beneficiary or under the seal of the Beneficiary which must:

(i)                                     state that the demand by the Beneficiary is given under Irrevocable Standby Letter of Credit No. [insert] dated [insert]; and

(ii)                                  state that:

(A)                              the Beneficiary has received a written claim for payment or incurred an actual liability in relation to the Bond Guarantees that are the subject of the Indemnity Deed; or

(B)                                the Beneficiary is entitled to make the demand under clause 3.2(c)(ii) of the Indemnity Deed; and

(iii)                               where paragraph (b)(ii)(A) above applies:

(A)                              state the amount of the claim or liability which has not been paid (“Default Sum”); and

(B)                                request the Lender to pay to the Beneficiary the Default Sum or the Maximum Liability (whichever is the lesser) to the US$ account nominated in writing in the certificate; and

(C)                                state that the aggregate of all amounts claimed under this Letter of Credit and any other Letters of Credit issued in favour of the Beneficiary pursuant to the Indemnity Deed in connection with the Default Sum does not exceed the Default Sum;

(iv)                              where paragraph (b)(ii)(B) applies, request the Lender to pay to the Beneficiary the Maximum Liability to the US$ account nominated in writing in the certificate.

For the avoidance of doubt, there is no obligation on the Lender to verify the validity or justification of the demand or the amounts claimed under the demand.

If the Beneficiary requires same day value on the date of presentation, the items must be delivered by 12 noon (in the place of the Letter of Credit Address). For the avoidance of doubt, if the date of presentation is not a day on which banks are open for banking business in the place where payment is to be made to the nominated US$ account, payment shall be made on the next succeeding day on which banks are so open in that place.

The Maximum Liability under this Letter of Credit automatically reduces by the amount of all payments made by the Lender under it.

This Letter of Credit will expire on the Expiry Date and claims, if any, must be made and received by the Lender at the Letter of Credit Address on or before 5pm (Sydney time) on the Expiry Date. Thereafter this Letter of Credit shall automatically become null and void at the Expiry Date or earlier if returned to the Lender for cancellation.

The Beneficiary may not assign or transfer any of its rights or obligations under this Letter of Credit No. [   ].

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500, or any subsequent revision of it.

The Lender engages with the Beneficiary that a demand made under and in compliance with the terms of this Letter of Credit will be honoured in accordance with its terms.

For and on behalf of [Lender]

Name of Authorised Officer

Schedule 2 - Form of release

[Date]

To:	[insert Lender]
[insert Lender Address]

Copy to:	[Letter of Credit Address]

From:	CSR Limited
Level 6
9 Help Street
Chatswood NSW 2067
AUSTRALIA

Copy to:	Rinker Materials Corporation
1501 Belvedere Road
West Palm Beach
Florida 33406, USA

Copy to:	Rinker Group Limited
	on or before 30 April 2003:	or after 30 April 2003:
	Level 6	Level 8, Tower B
	9 Help Street	Citadel Towers
	Chatswood NSW 2067	799 Pacific Highway
	AUSTRALIA	Chatswood NSW 2067
AUSTRALIA

Rinker Materials Corporation

Irrevocable Standby Letter of Credit No. [  ]

Dated [          ]

We give notice to the Lender that we as Beneficiary under the Letter of Credit:

(a)                                  return the enclosed Letter of Credit to the Lender; and

(b)                                 release the Lender from all liability under the Letter of Credit on and from the date on which this notice is received by the Lender.

Yours faithfully

Attorney / Director / Secretary / Authorised Officer of the Beneficiary	Attorney / Director / Secretary / Authorised Officer of the Beneficiary

Schedule 3 - List of RMC’s current letter of credit facility providers

•                                          ABN AMRO Bank N.V.

•                                          Australia & New Zealand Banking Group Limited

•                                          Bank One N.A.

•                                          BNP Paribus

•                                          Credit Suisse First Boston

•                                          National Australia Bank Limited

Executed as deed:

Executed as a deed:

Signed sealed and delivered for CSR Limited by its attorneys in the presence of:

CSR Limited by its Attorneys who respectively state that at the date of their execution hereof they have had no notice of the revocation of the Power of Attorney dated 9 September 1999 registered number 229 book 4253 under the authority of which they have executed this instrument

/s/ [ILLEGIBLE]	/s/ G.F. Pettigrew
Witness	Attorney

/s/ [ILLEGIBLE]	G.F. PETTIGREW
Name (please print)	Name (please print)

/s/ A.B. Carlton
Attorney

A.B. Carlton
Name (please print)

Signed sealed and delivered for Rinker Materials Corporation by its duly authorized signatories in the presence of:

/s/ David Edward Miller	/s/ T.G. Burmeister
Witness	Authorised signatory

/s/ DAVID EDWARD MILLER
Name of Witness	Authorised signatory

Signed sealed and delivered for Rinker Group Limited by its Attorneys

Rinker Group Limited by its Attorneys who respectively state that at the date of their execution hereof they have had no notice of the revocation of the Power of Attorney dated 26 March 2003 under the authority of which they have executed this instrument

PETER BROOKING ABRAHAM
and
FRAZER BRIAN GILL
in my presence as:

/s/ Robert G. McIlwraith	/s/ Peter Brooking Abraham
Witness	Attorney

Robert G. McIlwraith	/s/ F.B. Gill
Name (Please print)	Attorney